Exhibit 16.1

March 25, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated March 25, 2021 of Smartmetric, Inc. (the "Company") to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm, except that we have no basis of agreeing or disagreeing with the statement on paragraph 5 of item 4.01 relating to Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC

Las Vegas, Nevada

8250 W Charleston Blvd, Suite 100 – Las Vegas, NV 89117	Phone: (888) 727-8251 – Fax: (888) 782-2351